                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                 CERTIFICATE OF

                     SKAGIT ENGINEERING & MANUFACTURING INC.

        The Amended and Restated Articles of Incorporation of Skagit Engineering & Manufacturing, Inc. (the "Corporation"), contain amendments to the Articles of Incorporation which were adopted by the sole shareholder of the Corporation on the date set forth below. Pursuant to the provisions of RCW 23B.10.070(4), Skagit Engineering & Manufacturing Inc. certifies as follows:

        1. The name of the Corporation is Skagit Engineering & Manufacturing
Inc.

        2. Skagit Engineering & Manufacturing Inc. has amended its Articles of Incorporation as follows: The Articles are deleted in their entirety and replaced by new Articles I through VIII. The text of the Amended and Restated Articles of Incorporation as adopted is attached to this certificate as Exhibit A and by this reference made a part hereof.

        3. The amendment does not provide for any exchange, reclassification or cancellation of the issued shares.

        4. The foregoing amendments were adopted by the sole shareholder of the Corporation on June 2, 1999.

        5. The amendments to the Articles of Incorporation were duly approved by the sole shareholder of the Corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

        Effective as of June 2, 1999.


                             SKAGIT ENGINEERING & MANUFACTURING INC.


                             By: /s/ SHERYL A. SYMONDS
                                -----------------------------------------
                                 Sheryl A. Symonds
                                 Secretary

                                                                       Exhibit A

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                     SKAGIT ENGINEERING & MANUFACTURING INC.


                                    ARTICLE I

                                      NAME

        The name of this Corporation is Skagit Engineering & Manufacturing Inc.

                                   ARTICLE II

                                  CAPITAL STOCK

        The total number of shares which this Corporation is authorized to issue is one million (1,000,000) shares of Common Stock, no par value, which shall be the only class of shares of this Corporation.

                                   ARTICLE III

                              NO PREEMPTIVE RIGHTS

        Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                   ARTICLE IV

                               NUMBER OF DIRECTORS

        A. This Corporation shall have at least one director, the actual number to be fixed in accordance with the Bylaws.

                                    ARTICLE V

                              NO CUMULATIVE VOTING

         There shall be no cumulative voting of shares in this Corporation.

                                   ARTICLE VI

               SHAREHOLDER VOTING ON SIGNIFICANT CORPORATE ACTION

        Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

                                   ARTICLE VII

                        LIMITATION ON DIRECTOR LIABILITY

        To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

                                  ARTICLE VIII

                          INDEMNIFICATION OF DIRECTORS

        To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

                                       SKAGIT ENGINEERING & MANUFACTURING. INC.


DATED: June 2, 1999                    /s/ SHERYL A. SYMONDS
                                       ---------------------------------------
                                       Sheryl A. Symonds
                                       Secretary

                             ARTICLES OF CORRECTION
                           TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                     SKAGIT ENGINEERING & MANUFACTURING INC.


        These Articles of Correction to the Amended and Restated Articles of Incorporation of Skagit Engineering & Manufacturing Inc., a Washington corporation (the "Corporation"), are hereby executed in accordance with the provisions of RCW 23B.01.240.

        1. Amended and Restated Articles of Incorporation of Skagit Engineering & Manufacturing Inc. (the "Amended Articles")were filed with the Secretary of State of the State of Washington on June 18, 1999.

        2. These Articles of Correction are being filed to correct an incorrect statement in Article I. The name of the Corporation in Article I of the Amended Articles should include a comma between the words
        "Manufacturing" and "Inc." Article I is corrected by deleting it in its entirety and replacing it with the following language:

                                    ARTICLE I

                                      Name

        The name of this Corporation is Skagit Engineering & Manufacturing, Inc.



        IN WITNESS WHEREOF, the undersigned has executed these Articles of Correction in an official and authorized capacity under penalty of perjury this 16th day of September, 1999.

                                        SKAGIT ENGINEERING & MANUFACTURING INC.



                                        By: /s/ SHERYL A. SYMONDS
                                           ------------------------------------
                                            Sheryl A. Symonds
                                            Secretary